EXHIBIT (n)(ii)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and the Board of Directors of Neuberger Berman Real Estate Securities Income Fund Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the statements of assets and liabilities of Neuberger Berman Real Estate Securities Income Fund Inc. (the “Fund”), including the schedules of investments, as of October 31, 2019 and October 31, 2024, and the related statements of operations and cash flows for the years ended October 31, 2019 and October 31, 2024, the statements of changes in net assets for each of the two years in the period ended October 31, 2019 and October 31, 2024, the financial highlights for each of the five years in the periods ended October 31, 2019 and October 31, 2024, and the related notes (collectively referred to as the “financial statements”) included in the Registration Statement dated March 14, 2023, as amended on January 23, 2025 (Form N-2, File No. 333-269347) (the “Registration Statement”), and have issued unqualified opinions thereon dated December 20, 2019 and December 26, 2024. We have also audited, in accordance with the standards of the PCAOB, the financial statements of the Fund for the periods indicated in the table below (which are not included in the Registration Statement), and have issued unqualified opinions dated as indicated below.

Period covered by audited financial statements	Opinion Date
October 31, 2015	December 21, 2015
October 31, 2016	December 21, 2016
October 31, 2017	December 20, 2017
October 31, 2018	December 21, 2018
October 31, 2020	December 21, 2020
October 31, 2021	December 21, 2021
October 31, 2022	December 23, 2022
October 31, 2023	December 22, 2023

The accompanying information on page 15 of the Registration Statement under the caption Senior Securities for each of the ten years in the period ended October 31, 2024 has been subjected to audit procedures performed in conjunction with our audits of the Fund’s financial statements. Such information is the responsibility of the Fund’s management.

Our audit procedures included determining whether the information included in the Senior Securities reconciles to  the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP

We have served as the auditor of one or more Neuberger Berman investment companies since 1954.

Boston, Massachusetts
January 23, 2025